Filed pursuant to Rule 433

Registration Statement No. 333-261291

Province of Saskatchewan

(Canada)

US$1,000,000,000 4.650% Bonds due 2030

Final Term Sheet

Issuer:	Province of Saskatchewan

Title:	4.650% Bonds due January 28, 2030

Format:	SEC Registered Global Offering

Ranking:	Direct, unconditional debt

Size:	US$1,000,000,000

Trade Date:	January 17, 2025

Settlement Date:	January 28, 2025 (T+6)

Maturity:	January 28, 2030

Interest Payment Dates:	January 28 and July 28 each year

First Interest Payment Date:	July 28, 2025

Spread to Benchmark Treasury:	T+28.2 bps

Spread to Mid-Swaps:	+56 bps

Benchmark Treasury:	4.375% due December 31, 2029

UST Spot/Yield:	99-286 / 4.398%

Yield to Maturity:	4.680%

Coupon:	4.650% payable semi-annually

Price:	99.868%, plus accrued interest, if any, from January 28, 2025

Day Count:	30/360

Minimum Denominations:	US$5,000 and integral multiples of US$1,000 for amounts in excess of US$5,000

Joint Lead Managers:	CIBC World Markets Corp. J.P. Morgan Securities plc National Bank of Canada Financial Inc. TD Securities (USA) LLC

Co-managers:	BMO Capital Markets Corp. RBC Capital Markets, LLC Scotia Capital (USA) Inc.

CUSIP#/ISIN#:	803854 KW7 / US803854KW79

Listing:	Application for admission to trading on the International Securities Market of the London Stock Exchange will be completed following settlement on a reasonable efforts basis.

Governing Law:	Province of Saskatchewan and Canada.

Prospectus and Prospectus Supplement:	Prospectus dated as of February 1, 2022 and Preliminary Prospectus Supplement dated as of January 17, 2025.

UK MiFIR Product Governance	Professional Clients & Eligible Counterparties

Settlement	We expect that delivery of the Securities will be made against payment therefor on or about January 28, 2025, which is six business days following the date of pricing of the Securities (this settlement cycle being referred to as “T + 6”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Securities on the date of pricing or the succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T + 6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Securities who wish to trade their Securities on the date of pricing or the succeeding business day should consult their own advisor.

Stabilization:	Reg M/FCA/ICMA

Legends:	This communication is intended for the sole use of the person to whom it is provided by us.

U.S. Legend:	The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities (USA) LLC at 1-855-495-9846.

United Kingdom Legend:	This document is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any Securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

European Economic Area Legend:	If and to the extent that this document is communicated in, or the offer of the Securities to which it relates is made in, any European Economic Area Member State (each, a “Member State”), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of Regulation EU 2017/1129 (as amended, the “Prospectus Regulation”) (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State. This document has been prepared on the basis that any offer of the Securities in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus or supplement to a prospectus under the Prospectus Regulation.

Hong Kong Legend:	The Securities will not be offered or sold in Hong Kong, by means of this document or any document, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (iii) in other circumstances which do not result in this document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O.

Singapore Legend:	This document has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore (the “MAS”), and the bonds may not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the bonds may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Japan Legend:	The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) and, accordingly, each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Securities, will undertake that it has not offered or sold and will not offer or sell any Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

United Arab Emirates Legend:

United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market)

The Securities have not been and will not be offered, sold or publicly promoted or advertised in the United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market) other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering and sale of securities.

Dubai International Financial Centre

The Securities have not been and will not be offered to any person in the Dubai International Financial Centre unless such offer is: (a) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the rulebook of the Dubai Financial Services Authority (the “DFSA Rulebook”); and (b) made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business Module of the DFSA Rulebook.

Abu Dhabi Global Market

The Securities have not been and will not be offered to any person in the Abu Dhabi Global Market unless such offer is: (a) an “Exempt Offer” in accordance with Rule 4.3 of the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”) rulebook; and (b) made only to persons who meet the Professional Client criteria set out in the Conduct of Business Module of the FSRA rulebook.

Other:	ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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